STAR BULK CARRIERS CORP.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Str. Maroussi 15124
Athens, Greece

October 3, 2018

VIA EDGAR

Securities and Exchange Commission
100 F Street, NE
Washington, D.C.  20549

Attention:  Ms. Julie Griffith

Star Bulk Carriers Corp.
Registration Statement on
Form F-3 (File No. 333-227538)

Ladies and Gentlemen:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, we hereby request that the effective date of the above-captioned Registration Statement on Form F-3 (the “Registration Statement”) of Star Bulk Carriers Corp. (the “Company”) be accelerated to October 5, 2018 at 4 p.m. E.D.T. or as soon thereafter as may be practicable.

We understand that the Staff will consider this request as confirmation by the Company of its awareness of its responsibilities under the federal securities laws as they relate to the issuance of the securities covered by the Registration Statement.  If you have any questions regarding the foregoing, please contact Lawrence G. Wee of Paul, Weiss, Rifkind, Wharton & Garrison LLP at (212) 373-3052.

*****

Very truly yours,

STAR BULK CARRIERS CORP.

By:	/s/ Petros Pappas
Name:	Petros Pappas
Title:	Chief Executive Officer

STAR BULK MANAGEMENT INC.

By:	/s/ Nicos Rescos
Name:	Nicos Rescos
Title:	President and Director

STAR COSMO LLC

By:	/s/ Christos Anagnostou
Name:	Christos Anagnostou
Title:	President and Secretary

STAR BULK (USA) LLC

By:	/s/ Hamish Norton
Name:	Hamish Norton
Title:	President and Sole Officer

STARBULK S.A.

By:	/s/ John Pektesidis
Name:	John Pektesidis
Title:	President and Secretary

[Signature Page to Acceleration Request]

STAR ALPHA LLC
STAR GAMMA LLC
STAR DELTA LLC
STAR EPSILON LLC
STAR ZETA LLC
STAR THETA LLC
STAR KAPPA LLC
STAR OMICRON LLC
STAR AURORA LLC
STAR BOREALIS LLC
STAR POLARIS LLC
STAR BULK MANNING LLC
STAR CHALLENGER I LLC
STAR CHALLENGER II LLC
STAR VEGA LLC
STAR SIRIUS LLC
STAR CASTLE I LLC
STAR CASTLE II LLC
STAR ENNEA LLC
STAR CAPE I LLC
STAR CAPE II LLC
STAR ASIA I LLC
STAR ASIA II LLC
STAR AXE I LLC
STAR AXE II LLC
STAR SEEKER LLC
STAR BREEZER LLC
STAR TRIDENT I LLC
STAR TRIDENT II LLC
STAR TRIDENT III LLC
STAR TRIDENT IV LLC
STAR TRIDENT V LLC
STAR TRIDENT VI LLC
STAR TRIDENT VII LLC
STAR TRIDENT VIII LLC
STAR TRIDENT IX LLC
STAR TRIDENT X LLC
STAR TRIDENT XI LLC
STAR TRIDENT XII LLC
STAR TRIDENT XIII LLC
STAR TRIDENT XIV LLC
STAR TRIDENT XV LLC
STAR ALTA I LLC
STAR ALTA II LLC
STAR ELPIS LLC
STAR GAIA LLC
STAR THOR LLC
STAR NOR I LLC
STAR NOR II LLC
STAR NOR III LLC
STAR NOR IV LLC
STAR NOR V LLC
STAR NOR VI LLC
STAR NOR VII LLC
ABM ONE LTD

[Signature Page to Acceleration Request]

ABY THREE LTD
ABY FIVE LTD
ABY SEVEN LTD
ABY FOURTEEN LTD
ABY FIFTEEN LTD
STAR SEGE LTD
AUGUSTEA BULK CARRIER LTD
ABY NINE LTD
ABY TEN LTD
ABY ELEVEN LTD
WATERFRONT TWO LTD
ABY GROUP HOLDING LTD
STAR REGINA LLC
STAR REGG I LLC
STAR REGG II LLC
STAR REGG III LLC

By:	/s/ Georgia Mastagaki
Name:	Georgia Mastagaki
Title:	President and Secretary of each of the above entities.

[Signature Page to Acceleration Request]

OCEANBULK SHIPPING LLC
OCEANBULK CARRIERS LLC
PREMIER VOYAGE LLC
OOCAPE I HOLDINGS LLC
KMSRX HOLDINGS LLC
CAPE HORIZON SHIPPING LLC
CAPE OCEAN MARITIME LLC
L.A. CAPE SHIPPING LLC
GRAIN SHIPPING LLC
GLORY SUPRA SHIPPING LLC
GLOBAL CAPE SHIPPING LLC
SKY CAPE SHIPPING LLC
PACIFIC CAPE SHIPPING LLC
CAPE CONFIDENCE SHIPPING LLC
CAPE RUNNER SHIPPING LLC
OLYMPIA SHIPTRADE LLC
VICTORY SHIPPING LLC
SEA CAPE SHIPPING LLC
CORAL CAPE SHIPPING LLC
AURELIA SHIPPING LLC
PEARL SHIPTRADE LLC
RAINBOW MARITIME LLC
SEA DIAMOND SHIPPING LLC
MAJESTIC SHIPPING LLC
NAUTICAL SHIPPING LLC
MINERAL SHIPPING LLC
WHITE SAND SHIPPING LLC
CLEARWATER SHIPPING LLC
DOMUS SHIPPING LLC
FESTIVE SHIPPING LLC
GRAVITY SHIPPING LLC
ORION MARITIME LLC
SPRING SHIPPING LLC
SUCCESS MARITIME LLC
ULTRA SHIPPING LLC
SEARAY MARITIME LLC
BLOOMING NAVIGATION LLC
ODAY MARINE LLC
JASMINE SHIPPING LLC
INTERNATIONAL HOLDINGS LLC
STAR OMAS LLC
STAR SYNERGY LLC
STAR TRIDENT XVI LLC
STAR TRIDENT XVII LLC
STAR TRIDENT XVIII LLC
STAR TRIDENT XIX LLC
STAR TRIDENT XX LLC
STAR TRIDENT XXI LLC
STAR TRIDENT XXII LLC
STAR TRIDENT XXIII LLC
STAR TRIDENT XXIV LLC
STAR TRIDENT XXV LLC
[Signature Page to Acceleration Request]

STAR TRIDENT XXVI LLC
STAR TRIDENT XXVII LLC
STAR TRIDENT XXVIII LLC
STAR TRIDENT XXIV LLC
STAR TRIDENT XXV
STAR TRIDENT XXIX LLC
STAR TRIDENT XXX LLC
STAR TRIDENT XXXI LLC
UNITY HOLDINGS LLC
LOWLANDS BEILUN SHIPCO LLC
SANDRA SHIPCO LLC
CHRISTINE SHIPCO LLC
STAR MARE LLC
STAR URANUS LLC
STAR VENTURES LLC
PACIFIC VENTURES HOLDINGS LLC
STAR NEW ERA LLC
STAR NOR VIII LLC
STAR NOR IX LLC
STAR NOR X LLC
STAR NOR XI LLC
STAR NOR XII LLC
STAR NOR XIII LLC
STAR NOR XIV LLC
STAR NOR XV LLC
ABY I LLC
ABY II LLC
ABY III LLC
ABY IV LLC
NEW ERA I SHIPPING LLC
NEW ERA II SHIPPING LLC
NEW ERA III SHIPPING LLC
STAR ABY LLC
STAR REGG IV LLC
STAR REGG V LLC
STAR REGG VI LLC
STAR REGG VII LLC

By:	/s/ Sophia Damigou
Name:	Sophia Damigou
Title:	President & Secretary of the sole member of each of the above entities.

[Signature Page to Acceleration Request]

DIORIGA SHIPPING CO. POSITIVE SHIPPING COMPANY

By:	/s/ Sophia Damigou
Name:	Sophia Damigou
Title:	Sole Director.

STAR BULK SHIPMANAGEMENT COMPANY (CYPRUS) LIMITED

By:	/s/ Kostas Neocleous
Name:	Kostas Neocleous
Title:	Sole Director.

OPTIMA SHIPPING LIMITED

By:	/s/ Emmanouil Metaxas
Name:	Emmanouil Metaxas
Title:	Secretary

STAR LOGISTICS MANAGEMENT S.A.

By:	/s/ Leonidas Giannakopoulos
Name:	Leonidas Giannakopoulos
Title:	Chief Executive Officer.

STAR LOGISTICS LLC

By:	/s/ Philippos Philippou
Name:	Philippos Philippou
Title:	President and Secretary.

STAR BULK NORWAY AS

By:	/s/ Rolf Johan Ringdal
Name:	Rolf Johan Ringdal
Title:	President and Secretary

[Signature Page to Acceleration Request]